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                                                                EXHIBIT 99(d)(8)


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

    PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported) December 3, 1996
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                        United Oklahoma Bankshares, Inc.
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             (Exact name of registrant as specified in its charter)


          Oklahoma                      0-12047                   73-0969432
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(State or other jurisdiction    (Commission File Number)        (IRS Employer
      of incorporation)                                      Identification No.)


    4600 S.E. 29th Street, Del City, Oklahoma               73115
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    (Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code (405) 677-8711
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        (Former name or former address, if changed since last report.)

Item 5. OTHER EVENTS

     Based upon the recommendation of the Special Committee of the Board of Directors of United Oklahoma Bankshares, Inc. ("United"), the Board of Directors of United approved the execution by the Company of a definitive agreement, dated December 3, 1996, for the merger of United into Ameribank Corporation ("Ameribank"). The merger is subject to the approval of the common and preferred stockholders of United, each voting as a class, and, if required, the preparation of all necessary filings and approvals with state and federal regulatory authorities. The obligations of United and Ameribank to consummate the Merger are subject to compliance with other customary covenants and conditions. The obligation of Ameribank to proceed with the Merger is also specifically subject to the condition that holders of not more than 12% of the outstanding shares of Common Stock shall have exercised their appraisal rights in the Merger in accordance with the provision of the Oklahoma General Corporation Act.

     Upon consummation of the merger, United will be merged into Ameribank, with Ameribank being the surviving corporation. The Merger Agreement provides that Ameribank will pay to stockholders of United (other than Ameribank) the aggregate sum of $1,700,000 as consideration for the merger. Preferred stockholders (other than Ameribank) will receive $58.35 per share for each share of 9% Cumulative NonVoting Preferred Stock, par value $30.00 per share, held by them. Common stockholders will


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receive $0.776901 per share (rounded to the nearest $0.01) for each share of common stock, par value $1.00 per share, held by them. Ameribank will not receive any of the merger consideration.

     The Special Committee is comprised of two members of the Board of Directors of United who do not have any financial or personal interest in Ameribank and who are not officers, directors, employees or stockholders of Ameribank. The Special Committee's financial advisor has advised the Special Committee that it believes the consideration in these amounts to be received by the non-Ameribank stockholders is fair from a financial point of view.

     United will, as a result of the Merger, become a privately held company and the registration of its Common Stock under the Exchange Act of 1934, as amended will terminate.

     The merger is expected to close during the first quarter of 1997.

     As of the date of this report, Ameribank owns approximately 61.58% and 88.85% of the outstanding Common and Preferred Stock of United, respectively. Ameribank is a privately held bank holding company registered under the Bank Holding Company Act and primarily engaged, through its banking subsidiary, American National Bank and Trust Company of Shawnee, Oklahoma, in providing a full range of traditional banking and related financial services to the commercial, consumer, energy, real estate, agriculture and financial sectors, principally in the State of Oklahoma.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        United Oklahoma Bankshares, Inc.
                                        Registrant

Date December 12, 1996                  /s/  George N. Cook, Jr.
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                                        Chairman of the Board